Exhibit 10.4

RADIANT LOGISTICS, INC.

2021 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

(Director)

Radiant Logistics, Inc., a Delaware corporation (the “Company”), pursuant to the terms of the Radiant Logistics, Inc. 2021 Omnibus Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (the “Agreement”) attached to this Restricted Stock Unit Award (this “RSU Award”), hereby grants to the individual named in Section 2 below (the “Grantee”), effective as of the grant date set forth in Section 1 below, the right to receive the number of shares of the Company’s Common Stock as set forth in Section 3 below, subject to vesting as set forth in Section 4 below and the terms and conditions of this RSU Award and the Agreement attached to this RSU Award.

The terms of this RSU Award are subject to all of the provisions of the Plan and the attached Agreement, with such provisions being incorporated herein by reference. All of the capitalized terms used in this RSU Award and the Agreement not otherwise defined herein or therein shall have the same meaning as defined in the Plan. A copy of the Plan and the prospectus for the Plan have been delivered to Grantee together with this RSU Award and the Agreement.

1. Grant Date:	__________________________________________
2. Name of Grantee:	__________________________________________
3. Number of Restricted Stock Units (“RSUs”):	__________________________________________

(each RSU representing the right to receive one share of Common Stock, subject to adjustment as provided in the Plan)

4. Vesting of RSUs (subject to adjustment as provided in the Plan):

Vesting Date	No. of RSUs to be Vested*

*Vesting to occur pursuant to Section 1 of the attached Agreement and conditioned upon continued service as a director of the Company as described in Sections 1 and 5 therein.

The Grantee acknowledges receipt of, and understands and agrees to be bound by all of the terms of, this RSU Award, inclusive of the attached Agreement, and the Plan, and that the terms thereof supersede any and all other written or oral agreements between the Grantee and the Company regarding the subject matter contained herein.

Radiant Logistics, Inc.	Grantee:
By: ______________________________	___________________________________
Title: ______________________________	Date: ______________________________
Date: ______________________________

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of the grant date set forth in Section 1 of the Restricted Stock Unit Award (the “RSU Award”) to which this Agreement relates and is attached (the “Grant Date”) between Radiant Logistics, Inc., a Delaware corporation (the “Company”), and the individual identified in Section 2 of the RSU Award to which this Agreement relates and is attached (the “Grantee”).

W I T N E S S E T H:

WHEREAS, the Company adopted the Radiant Logistics, Inc. 2021 Omnibus Incentive Plan (the “Plan”), which provides for the grant of certain awards, including without limitation, Restricted Stock Units (“RSUs”) to directors of the Company, with the corresponding right to receive shares of Common Stock of the Company (the “Common Stock”) in settlement of those RSUs.

WHEREAS, the Audit and Executive Oversight Committee of the Board of Directors of the Company (the “Committee”) has authorized the grant of RSUs to the Grantee on the date of this Agreement as evidenced by the RSU Award to which this Agreement is attached, thereby allowing the Grantee to acquire a proprietary interest in the Company in order that the Grantee will have a further incentive for remaining as a director of the Company.

WHEREAS, this Agreement is prepared in conjunction with and under the terms of the Plan, which are incorporated herein and made a part hereof by reference.

WHEREAS, the Grantee has accepted the grant of RSUs evidenced by the RSU Award and this Agreement and has agreed to the terms and conditions stated herein and therein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Grant and Vesting of RSU Award. The Company hereby grants to the Grantee, as a separate incentive in connection with his or her service as a director of the Company and not in lieu of any fees for his or her services, effective as of the Grant Date an award of that number of RSUs as set forth in Section 3 of the RSU Award, subject to all of the terms and conditions set forth in the RSU Award, this Agreement and the Plan. The RSU Award grants to the Grantee the right to receive that number of shares of Common Stock as set forth in Section 3 of the RSU Award at the rate of one share of Common Stock for each RSU upon vesting of the RSU as provided in the vesting schedule set forth in Section 4 of the RSU Award, provided that the Grantee remains a director of the Company from the Grant Date and through each such vesting date or dates as indicated in Section 4 of the RSU Award and as provided in Section 5 hereof. In addition, the RSU Award may vest and shares of Common Stock subject to the RSU Award may become vested and issuable pursuant to and as provided in Sections 3, 4(c) and 10 of this Agreement.

2. Issuance of Shares of Common Stock. As soon as practicable after the Grant Date or such earlier date that the RSU Award becomes immediately vested with respect to some or all of the underlying shares of Common Stock, but not more than thirty (30) days thereafter, that number of shares of Common Stock subject to the RSU Award become vested and issuable pursuant to Section 1, 3, 4(c) or 10 of this Agreement shall be issued by the Company to the Grantee in settlement of the RSU Award and the Company shall direct its transfer agent to issue such number of shares of Common Stock in the name of Grantee or a nominee in book entry.

3. Committee Discretion to Accelerate Vesting. The Committee may decide, in its absolute discretion, to accelerate the vesting on the balance, or some lesser portion of the balance, of the RSU Award at any time. If so accelerated, the RSU Award will be considered to have vested as of the date specified by the Committee.

4. Termination or Forfeiture of Unvested RSU Award Upon Termination of Service as a Director of the Company.

(a)
As of the date of termination of the Grantee’s service as a director of the Company for any reason other than death or Disability of the Grantee, the Grantee shall forfeit his or her rights to receive all of the remaining shares of Common Stock subject to the RSU Award with respect to the RSUs that have not vested pursuant to Section 1, 3 or 10 of this Agreement as of the date the Grantee’s service as a director of the Company terminates.
(b)
If the Grantee dies or his or her service as a director of the Company is terminated by reason of his or her Disability while he or she is a director of the Company within one (1) year of the Grant Date, the Grantee shall forfeit his or her rights to receive all of the remaining shares of Common Stock subject to the RSU Award with respect to the RSUs that have not vested pursuant to Section 1, 3, 4(c) or 10 of this Agreement as of the date the Grantee’s service as a director of the Company terminates.
(c)
If the Grantee dies or his or her service as a director of the Company terminates by reason of his or her Disability while he or she is a director of the Company, in each case one (1) year or more after the Grant Date, the RSU Award will become immediately vested with respect to that number of underlying shares of Common Stock subject to the RSU Award that would have vested and become issuable pursuant to Section 4 of the RSU Award and Section 1 of this Agreement on the next annual anniversary of the Grant Date, irrespective of the Grantee’s death or Disability (such date, the “Section 4(c) Deemed Vesting Date”), and such shares of Common Stock underlying such RSUs shall be issued immediately thereafter to the Grantee and the Grantee shall forfeit his or her rights to receive all of the remaining shares of Common Stock subject to the RSU Award with respect to the RSUs that have not vested pursuant to Section 1, 3, 4(c) or 10 of this Agreement; provided, however, that if Section 4 of the RSU Award provides for cliff vesting on a date certain that occurs after the Section 4(c) Deemed Vesting Date, then for purposes of determining any immediate vesting under this Section 4(c), the vesting period of the RSU Award shall be re-determined as if such RSU Award vested in equal annual installments over its originally scheduled vesting time period instead of in one installment on the cliff vesting date as indicated in Section 4 of the RSU Award and the RSUs evidenced by the RSU Award will become immediately vested with respect to that number of underlying shares of Common Stock subject to the RSU Award with respect to the RSUs that would have vested and become issuable on this re-determined basis during the period of time between the Grant Date and the Section 4(c) Deemed Vesting Date, and such shares of Common Stock underlying such RSUs shall be issued immediately thereafter to the Grantee and the Grantee shall forfeit his or her rights to receive all of the remaining shares of Common Stock subject to the RSU Award with respect to the RSUs that have not vested pursuant to Section 1, 3, 4(c) or 10 of this Agreement. As soon as practicable, but not more than thirty (30) days, after such vesting date, the Company shall direct its transfer agent to issue such number of shares of Common Stock that have vested pursuant to this Section 4(c) of this Agreement in the name of Grantee or a nominee in book entry. By way of example and for clarification and the avoidance of doubt, if the RSU Award was scheduled to cliff vest on the three-year anniversary of the Grant Date and the Grantee dies or his or her service as a director of the terminates by reason of his or her Disability while he or she is a director of the Company on the eighteen (18) month anniversary of the Grant Date, the RSUs evidenced by the RSU Award will become immediately vested with respect to two-thirds of the underlying shares of Common Stock subject to the RSU Award (which represents that number of underlying shares of Common Stock that would have been vested as of the Section 4(c) Deemed Vesting Date assuming the RSU Award vested in three equal annual installments), and such shares of Common

Stock shall be issued immediately thereafter to the Grantee and the Grantee shall forfeit his or her rights to receive the remaining one-third of the underlying shares of Common Stock subject to the RSU Award with respect to the RSUs that have not vested pursuant to Section 1, 3, 4(c) or 10 of this Agreement.
(d)
Notwithstanding the foregoing, the Committee may determine in its sole discretion that a change in the Grantee’s status from that of a director of the Company to that of an Employee or a Consultant of the Company or one of its Subsidiaries or Affiliates may not, for purposes of this Agreement, be deemed to result in a termination of such Grantee’s status as a director of the Company, and in such case, all references in this Agreement to the termination of the Grantee’s service as a director of the Company shall instead mean the termination of the Grantee’s employment or other service with the Company or one of its Subsidiaries or Affiliates and all references to vesting being conditioned upon continuous service as a director of the Company shall instead mean continuous service as an Employee or Consultant of the Company or one of its Subsidiaries or Affiliates.

5. Continuous Director Service Required. Except as provided in Section 3, 4(c) or Section 10 of this Agreement or in an Individual Agreement, the RSU Award shall not vest as described in Section 1 of this Agreement unless the Grantee shall have been continuously a director of the Company from the Grant Date until the applicable vesting date.

6. Payment of Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, no certificate or book-entry notation representing shares of Common Stock may be delivered to the Grantee upon vesting of the RSU Award unless and until the Grantee shall have delivered to the Company any and all federal, foreign, state and local withholding and employment related tax requirements attributable to the vesting of the RSUs and the issuance and delivery of shares of Common Stock in connection therewith. The Grantee may elect to satisfy any such withholding requirement by payment in cash to the Company on or prior to the vesting date, or in the Committee’s sole discretion and pursuant to such procedures as may be established by the Committee in its sole discretion, (a) by having the Company withhold shares of Common Stock otherwise deliverable to the Grantee upon vesting of the RSUs or by delivering to the Company previously acquired shares of Common Stock; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; (b) by effecting “sell-to-cover” transactions through a broker in which the Grantee sells that number of shares of Common Stock in the open market (whether under a trading plan or instruction pursuant to Rule 10b5-1 of the Exchange Act or otherwise) to fund the required tax withholding obligations and all applicable fees and commissions due to, or required to be collected by the broker and making arrangements to remit the cash proceeds of such sales to the Company; or (c) by a combination of such methods.

7. After the Death of the Grantee. Any delivery of Common Stock to be made to the Grantee under this Agreement shall, if the Grantee is then deceased, be made to the Grantee’s designated beneficiary. If a deceased Grantee has failed to designate a beneficiary, or if a beneficiary designated by the Grantee fails to survive the Grantee, any delivery of Common Stock to be made to the Grantee under this Agreement shall be made to the Grantee’s legal representatives, heirs or legatees. If a deceased Grantee has designated a beneficiary and such beneficiary survives the Grantee but dies before the complete delivery of all Common Stock to be made to the Grantee under this Agreement, then such delivery will be made to the legal representatives, heirs or legatees of the beneficiary. Any transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8. Reservation of Shares of Common Stock. The Company shall at all times during the term of this Agreement reserve and keep available such number of shares of the Common Stock as will be sufficient to satisfy the requirements of this Agreement. The shares of Common Stock deliverable to the Grantee may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company.

9. No Rights of Stockholder. Neither the Grantee nor any person claiming under or through the Grantee shall be, or have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Common Stock deliverable hereunder unless and until such shares of Common Stock have been issued pursuant to Section 2 of this Agreement. Notwithstanding the generality of the foregoing, Grantee shall not be entitled to vote any of the shares of Common Stock subject to the RSU Award, or otherwise exercise any incidents of ownership with respect to such shares of Common Stock until such shares have been issued pursuant to Section 2 of this Agreement, but shall be entitled to dividend equivalents with respect to dividends declared on Common Stock and such dividend equivalents shall vest and be delivered in the same manner as the shares of Common Stock subject to the RSU Award.

10. Change in Control of the Company. If there is a Change in Control, the RSU Award will be subject to the provisions of Article 15 of the Plan; provided, however, that if the RSU Award is continued, assumed or substituted pursuant to Article 15 of the Plan and either in connection with the Change in Control or within one (1) year following the Change in Control, the Grantee’s service as a director of the Company or any Subsidiary or Affiliate terminates other than as a result of the Grantee’s death, Disability or his or her voluntary resignation, the RSU Award will vest automatically and the shares of Common Stock underlying such RSUs will be issued immediately thereafter to the Grantee; provided, however, that if the RSU Award is subject to Section 409A of the Code, the Grantee’s termination of service as a director must also constitute a “separation from service” within the meaning of Section 409A of the Code, and any change in status that constitutes a “separation from service” under Section 409A of the Code will be treated as a termination of the Grantee’s service as a director of the Company or any Subsidiary or Affiliate. As soon as practicable, but not more than thirty (30) days, after such date, the Company shall direct its transfer agent to issue such number of shares of Common Stock in the name of Grantee or a nominee in book entry.

11. Registration. The issuance of the shares of Common Stock is registered under Securities Act of 1933, as amended, by the Company pursuant to a registration statement on Form S-8.

12. Approval of Counsel. The issuance and delivery of shares of Common Stock pursuant to this Agreement shall be subject to approval by the Company’s counsel of all legal matters in connection therewith, including, but not limited to, compliance with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or automated trading medium upon which the Common Stock may then be listed or traded.

13. Resale of Common Stock, Etc. If required by counsel for the Company, the stock certificate(s) or book-entry notation(s) for the Common Stock issued hereunder shall bear the following (or similar) legend:

THE SHARES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE FIRST BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNLESS, IN THE OPINION OF COUNSEL FOR THE COMPANY, SUCH REGISTRATION IS NOT REQUIRED.

14. Limitation of Action. The Grantee and the Company each acknowledge that every right of action accruing to the Grantee or it, as the case may be, and arising out of or in connection with this Agreement against the Company, on the one hand, or against the Grantee, on the other hand, shall, irrespective of the place where an action may be brought, cease and be barred by the expiration of three (3) years from the date of the act or omission in respect of which such right of action arises.

15. Notices. Each notice relating to the RSU Award and this Agreement shall be in writing and delivered in person, by recognized overnight carrier or by certified mail to the proper address. All notices to the Company or the Committee shall be addressed to them at Triton Towers Two, 700 S. Renton Village Place, Seventh Floor, Renton, WA 98057 Attn: General Counsel. All notices to the Grantee shall be addressed to the Grantee or such other person or persons at the Grantee’s address set forth in the Company’s records. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

16. Successors. This Agreement shall inure to the benefit of the Company, the Grantee and their respective heirs, executors, administrators, personal representatives, successors and assigns.

17. Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the Applicable Law. If any provision of this Agreement is to any extent invalid under the Applicable Law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement will continue to be valid, and the Agreement will continue to be valid in other jurisdictions.

18. Governing Law. All questions pertaining to the validity, construction and administration of this Agreement shall be determined in accordance with the laws of the State of Delaware without regard to its principles of conflicts of law. In the event that any person is compelled to bring a claim related to this Agreement, to interpret or enforce the provisions of this Agreement, to recover damages as a result of a breach of the terms of this Agreement, or from any other cause (a “Claim”), such Claim must be processed as follows:

(a) THE SOLE AND EXCLUSIVE METHOD TO RESOLVE ANY CLAIM IS ARBITRATION, AND EACH PARTY WAIVES THE RIGHT TO A JURY TRIAL OR COURT TRIAL. Neither party shall initiate or prosecute any lawsuit in any way related to any Claim covered by the terms of this Agreement.

(b) The arbitration shall be binding and conducted before a single arbitrator in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes or the appropriate governing body, as modified by the terms and conditions of this paragraph. Venue for any arbitration pursuant to this Agreement will lie in Seattle, Washington. The arbitrator will be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS or the appropriate governing body. The parties to the arbitration shall each pay an equal amount of the arbitrator’s fees and arbitration costs (recognizing that each side bears the cost of its own deposition(s), witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in a court of law). Upon the conclusion of the arbitration hearing, the arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator’s award is based. The award of the arbitrator shall be final and binding. Judgment upon any award may be entered in any court having jurisdiction thereof.

19. No Right to Continue Director Service. Nothing in this Agreement will interfere with or limit in any way the right of the Company in accordance with applicable law and the Company’s charter and bylaws to remove the Grantee as a director of the Company at any time, with or without cause, or not to re-elect the Grantee as a director of the Company, nor confer upon the Grantee any right to continue as a director of the Company.

20. Clawback. Any shares of Common Stock issued upon settlement of the RSU Award may be subject to recoupment by the Company to the extent required under applicable laws, rules or regulations in effect from time to time, and the Company’s clawback policy, as in effect from time to time.

21. Definitions. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

22. Incorporation of Terms of Plan. This Agreement shall be interpreted under, and subject to, all of the terms and provisions of the Plan, which are incorporated herein by reference.

BY WAY OF THEIR EXECUTION OF THE RSU AWARD TO WHICH THIS AGREEMENT RELATES AND IS ATTACHED, the Company and the Grantee (and each of their heirs, successors and assigns) agree to be bound by each and every one of the terms set forth in this Agreement.